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                   OPTION AGREEMENT


       Option Agreement dated as of May 25, 1995, by and

among American Annuity Group, Inc., a Delaware

corporation (the "Purchaser"), The Imperial Life

Assurance Company of Canada, a Canadian corporation

("ILACO") and Desjardins-Laurentian Life Group Inc., a

Quebec corporation ("DLLG"), (ILACO and DLLG

collectively, the "Stockholders").

       Simultaneously herewith, the Purchaser, L.Q.

Acquisition Corp., a Delaware corporation and a wholly

owned subsidiary of the Purchaser ("Newco"), and

Laurentian Capital Corporation, a Delaware corporation

(the "Company"), are entering into an Agreement and Plan

of Merger dated as of the date hereof (the "Merger

Agreement"), pursuant to which Newco will merge into the

Company (the "Merger").

       In order to induce the Purchaser to enter into

the Merger Agreement and to provide reasonable

assurances that the transactions contemplated by the

Merger Agreement will be consummated, the Stockholders

desire to grant to the Purchaser an option to purchase

their shares of Common Stock, $.05 par value per share,

of the Company ("Company Common Stock") and further

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desire to make certain other agreements regarding such

shares, upon the terms and subject to the conditions set

forth below.

       The Board of Directors of the Company has

approved the Stockholders' entering into this Agreement

with the Purchaser, the form of this Agreement and the

consummation of the transactions contemplated hereby.

       Accordingly, the parties hereto agree as follows:

       1.  Grant of Option.

       The Stockholders hereby jointly grant to the

Purchaser an exclusive and irrevocable option (the

"Option") to purchase an aggregate of 6,177,093 shares

of Company Common Stock (the "Option Shares") consisting

of 5,432,109 shares owned by ILACO and 744,984 shares

owned by DLLG, at a price of $13.875 per share, subject

to the terms and conditions contained herein.

       2.  Exercise of Option.

           2.1  Following (i) the expiration of any

applicable waiting period under Title II of the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended (the "Hart-Scott-Rodino Act"), (ii) the granting

of all required regulatory approvals including, without

limitation, approval from the office of The

Superintendent of Financial Institutions (Canada) and

(iii) the termination of the Long Term Financing Support

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Agreement dated as of April 25, 1994, between Desjardins

Laurentian Financial Corporation, a Quebec corporation

("DLFC"), and the Company and an Agreement dated as of

April 25, 1994 among DLFC, the Company and National Bank

of Canada, in its capacity as Agent under the Company's

Credit Agreement dated as of April 25, 1994 (both of

such agreements collectively, the "Support Agreements"),

and the release of DLFC from all of its liabilities and

obligations under the Support Agreements, the Option may

be exercised by the Purchaser, in whole but not in part,

at any time prior to the termination of the Option and

this Agreement in accordance with its terms, upon or

following the occurrence of either of the following

events:

              (a)  the receipt by the Company from a

       third party of a proposal with respect to an

       Acquisition Transaction (as defined in the Merger

       Agreement) and the exercise by the Company of its

       rights under Section 6.3 of the Merger Agreement;

       provided, that if the Option Shares are not sold

       to such third party by the Purchaser in

       connection with such Acquisition Transaction,

       then the Purchaser shall promptly thereafter take

       all necessary action to purchase or cause to be

       purchased all of the outstanding Company Common

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       Stock not held by the Purchaser (other than the

       Option Shares) at a price per share equal to the

       price per share of the proposed third party

       Acquisition Transaction; or

               (b)  the failure (i) by either or both of

       the Stockholders to vote all shares of Company

       Common Stock owned by them in favor of the Merger

       and for adoption of the Merger Agreement when the

       Merger Agreement is submitted to the stockholders

       of the Company for approval or (ii) by the

       Company to submit the Merger Agreement to the

       stockholders of the Company for approval on or

       before November 30, 1995 for any reason other

       than the exercise by the Company of its rights

       under Section 6.3 of the Merger Agreement;

       provided, that if the Option is exercised

       pursuant to this clause (b), the Purchaser shall

       promptly thereafter take all necessary action to

       purchase or cause to be purchased all of the

       outstanding Company Common Stock not held by the

       Purchaser (other than the Option Shares) at the

       price set forth in the Merger Agreement to be

       paid for such shares.

           2.2  In the event the Purchaser elects to

exercise the Option pursuant to Section 2.1 hereof, the

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Purchaser shall send a written notice to the

Stockholders (which notice shall be given within five

days after the Purchaser becomes aware that such Option

is exercisable) specifying a place, time and date (not

earlier than 2 nor later than 20 Business Days from the

date such notice is given) for the closing of such

purchase of the Option Shares.  If such closing is to

occur sooner than five Business Days from the date such

notice is given, facsimile or telephonic notice shall

also be given at the time such written notice is given.

For purposes of this Agreement, "Business Day" shall

mean any day on which banks in Toronto and New York are

open for business.

        3. Payment and Delivery of Certificate(s).

       At the closing of the purchase of the Option

Shares hereunder, (i) the Purchaser shall pay to each

Stockholder the aggregate price for the Option Shares

being purchased from such Stockholder by delivery of a

certified check or cashier's check or by wire transfer

of funds to a bank account designated by the Stockholder

and (ii) each Stockholder shall deliver to the Purchaser

a duly issued and executed certificate or certificates

representing the Option Shares being sold by such

Stockholder, duly endorsed or accompanied by stock

powers duly executed in blank.  Such certificates may

contain a legend substantially as follows:



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"These shares have not been registered
under the Securities Act of 1933, as
amended, and may not be sold without an
effective registration statement under
such Act or pursuant to an exemption
therefrom."

        4. Representations and Covenants
           of the Stockholders.

       Each Stockholder hereby represents, warrants and

covenants with respect to itself to the Purchaser as

follows:

            4.1  The Stockholder is a corporation duly

organized, validly existing and in good standing under

the laws of Canada in the case of ILACO and of the

Province of Quebec in the case of DLLG, and with the

corporate power to execute, deliver and carry out the

terms of this Agreement.

            4.2  During the term of this Agreement and

except as contemplated by this Agreement and the Merger

Agreement, the Stockholder will not (i) transfer (which

term shall include, without limitation, any sale, gift,

pledge or other disposition), or consent to any transfer

of, any or all of the Option Shares or any interest

therein, (ii) enter into any contract, option or other

agreement or understanding with respect to any transfer

of any or all of the Option Shares or any interest

therein, (iii) grant any proxy, power-of-attorney or

other authorization in or with respect to the Option

Shares, (iv) deposit the Option Shares into a voting

trust or enter into a voting agreement or arrangement

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with respect to the Option Shares, or (v) take any other

action that would in any way restrict, limit or

interfere with the performance of its obligations

hereunder or the transactions contemplated hereby or in

the Merger Agreement.

           4.3  On the date hereof, the Stockholder (i)

owns as sole owner, beneficially and of record, in the

case of ILACO 5,432,109 shares of Company Common Stock

and in the case of DLLG 744,984 shares of Company Common

Stock, free and clear of all liens, claims, options,

charges, encumbrances, security interests and rights or

interests of any kind; and (ii) has full right, power

and authority to sell and vote such shares of Company

Common Stock, to enter into and perform this Agreement

and to grant the Option granted herein.  No person holds

a proxy or other right to vote or direct the vote of the

Stockholder's shares of Company Common Stock and upon

exercise of the Option granted herein, the Stockholder

shall convey good title to such shares, free and clear

of all liens, claims, options, charges, encumbrances,

security interests and rights or interests of any kind.

The Stockholder owns no warrants or options to acquire

shares of Company Common Stock.  The shares of Company

Common Stock owned by the Stockholder are (and upon

exercise of the Option will be) duly issued, fully paid

and nonassessable.  This Agreement has been duly

authorized by all necessary corporate action on the part

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of the Stockholder, has been duly executed and delivered

on behalf of the Stockholder by duly authorized officers

or representatives of the Stockholder and is valid, binding

and enforceable against the Stockholder in accordance with

its terms except to the extent that enforceability thereof

may be limited by applicable bankruptcy, insolvency,

reorganization, moratorium or other similar laws relating

to or affecting the enforcement of creditors' rights

generally or by equitable principles.  The execution,

delivery and performance of this Agreement by the

Stockholder and the consummation of the transactions

contemplated hereby do not require the consent, waiver,

approval, license or authorization of or any filing with

any person or governmental authority other than pursuant

to securities laws, the Hart-Scott-Rodino Act and

applicable insurance laws, including without limitation

approval from the office of The Superintendent of

Financial Institutions (Canada), and those consents

required in connection with the termination of the

Support Agreements, and, following the termination of

the Support Agreements as contemplated by Section 2.1

hereof, will not violate, result in a breach of or the

acceleration of any obligation under, or constitute a

default under, any provision of the Stockholder's

charter or by-laws, or any indenture, mortgage, lease,

agreement, contract, instrument, order, judgment,

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ordinance, regulation or decree specifically applicable

to the Stockholder.

           4.4  The Stockholder will make any necessary

filings required to be made by such Stockholder under

the Hart-Scott-Rodino Act in connection with the

transactions contemplated by this Agreement and will

take such action as may reasonably be required of it in

order to obtain the regulatory approvals contemplated by

Section 2.1 hereof.

       5.  Representations and Covenants
           of the Purchaser.

       The Purchaser hereby represents, warrants and

covenants to the Stockholders as follows:

           5.1  The Purchaser is a corporation duly

organized, validly existing and in good standing under

the laws of the State of Delaware, and with the

corporate power to execute, deliver and carry out the

terms of this Agreement.

           5.2  This Agreement has been duly authorized

by all necessary corporate action on the part of the

Purchaser, has been duly executed and delivered on

behalf of the Purchaser by a duly authorized officer of

the Purchaser and is valid, binding and enforceable

against the Purchaser in accordance with its terms

except to the extent that enforceability thereof may be

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limited by applicable bankruptcy, insolvency,

reorganization, moratorium or other similar laws

relating to or affecting the enforcement of creditors'

rights generally or by equitable principles.  The

execution, delivery and performance of this Agreement by

the Purchaser and the consummation by it of the

transactions contemplated hereby do not require the

consent, waiver, approval, license or authorization of

or any filing with any person or governmental authority

other than pursuant to federal securities laws, the

Hart-Scott-Rodino Act and applicable insurance laws and

will not violate, result in a breach of or the

acceleration of any obligation under, or constitute a

default under, any provision of the Purchaser's charter

or by-laws, or any indenture, mortgage, lease,

agreement, contract, instrument, order, judgment,

ordinance, regulation or decree specifically applicable

to the Purchaser.

           5.3  The Purchaser is acquiring the Option

and the Option Shares transferable upon the exercise

thereof for its own account and not with a view to the

distribution or resale thereof.  Any sale, transfer or

other disposition of the Option Shares by the Purchaser

will be made in compliance with all applicable

provisions of the Securities Act of 1933, as amended,

and the rules and regulations thereunder.



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           5.4  The Purchaser has such knowledge and

experience in financial and business matters that it is

capable of utilizing the information that is available

to the Purchaser concerning the Company to evaluate the

risks of investment in the Option Shares.

           5.5  The Purchaser acknowledges that it has

not received any information relating to the Company

from the Stockholders and that it is not relying on any

information from the Stockholders in connection with its

entering into the Merger Agreement.

           5.6  The Purchaser will make any necessary

filings required to be made by the Purchaser under the

Hart-Scott-Rodino Act in connection with the

transactions contemplated by this Agreement and will

take such action as may reasonably be required of the

Purchaser in order to obtain the regulatory approvals

contemplated by Section 2.1 hereof.

       6. Description of Shares.

       For all purposes of this Agreement, the shares of

Company Common Stock shall mean the shares of Company

Common Stock and all securities or property (including

cash) issued or exchanged with respect to such shares

from and after the date of this Agreement upon any

reorganization, recapitalization, reclassification,

merger, consolidation, spin-off, partial or complete

liquidation, stock dividend, split-up, sale of assets,

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distribution to stockholders or combination of Company

Common Stock or any other change in the corporate or

capital structure of the Company which would have the

effect of diluting the Purchaser's rights hereunder.  In

such event, the Stockholders shall execute an amendment

to this Agreement making those adjustments in the number

of Option Shares and the exercise price thereof which

may be necessary to restore the Purchaser to its rights

hereunder.

       7.  Termination of Agreement.

       This Agreement shall terminate and the Option

shall expire on the first to occur of the following

events:  (i) the Effective Time (as defined in the

Merger Agreement) (it being understood that in such

event the Option Shares that are not previously

purchased hereunder shall be acquired pursuant to the

terms of the Merger Agreement), (ii) the termination of

the Merger Agreement by the Purchaser pursuant to any of

the provisions of Section 9.1, (iii) the termination of

the Merger Agreement by the Company pursuant to any of

the provisions of Section 9.1 thereof other than clauses

(c) or (g) thereof, (iv) the abandonment of the Merger

by the Purchaser otherwise than in accordance with the

terms of the Merger Agreement, or (v) December 31, 1995.



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        8. Miscellaneous.

           8.1  Assignability; Transfer Restrictions.

Neither this Agreement, nor any of the rights, interests

or obligations hereunder shall be assigned by either of

the parties hereto without the prior written consent of

the other party except that the Purchaser may assign its

rights hereunder, in whole or in part, to any wholly

owned direct or indirect subsidiary of the Purchaser,

provided that such assignee shall deliver to the

Stockholders a certificate signed on its behalf by its

President or any Vice President containing

representations and covenants substantially similar to

those made by the Purchaser in Section 5 hereof and

provided further that in the event of any such

assignment, the Purchaser shall not be released from any

of its obligations to the Stockholders hereunder.

Neither the Option nor the Option Shares may be sold,

pledged, transferred, hypothecated, or otherwise

disposed of except in compliance with applicable law,

including, without limitation, federal securities laws.

           8.2  Third Parties.  This Agreement shall be

binding upon, inure to the benefit of, and be

enforceable by the successors and permitted assigns of,

the parties hereto.  Nothing expressed or referred to in

this Agreement is intended or shall be construed to give

any person other than the parties to this Agreement or

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their respective successors or assigns any legal or

equitable right, remedy or claim under or in respect of

this Agreement or any provision contained herein.  The

representations and warranties contained in this

Agreement shall survive for one year from the date

hereof.

           8.3  Further Assurances.  Each party shall,

upon the reasonable request by the other, execute and

deliver any additional documents necessary or desirable

to complete the sale, conveyance, transfer and

assignment of the Option Shares acquired by the

Purchaser pursuant to this Agreement.

           8.4  Amendment.  This Agreement constitutes

the entire agreement among the parties with respect to

the subject matter hereof.  This Agreement may not be

modified, amended, altered or supplemented except upon

the execution and delivery of a written agreement

executed by all of the parties hereto.

           8.5  Notices.  All notices, requests, claims,

demands and other communications hereunder shall be in

writing and given (and shall be deemed to have been duly

received if so given) by delivery by messenger, telecopy

or registered or certified mail, postage prepaid, to the

respective parties as follows:


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       If to the Purchaser:

           American Annuity Group, Inc.
           250 East Fifth Street
           Cincinnati, Ohio  45202
           Attention:  Mark F. Muething, Esquire

           Telephone Number:  (513) 333-5515
           Telecopy Number:   (513) 357-3397

       with a copy to:

           Keating, Muething & Klekamp
           1800 Provident Tower
           One East Fourth Street
           Cincinnati, Ohio  45202
           Attention:  Edward E. Steiner, Esquire

           Telephone Number:  (513) 579-6468
           Telecopy Number:   (513) 579-6957

       If to the Stockholders:

           The Imperial Life Assurance
             Company of Canada
           95 St. Clair Avenue West
           Toronto, Ontario M4V 1N7
           Canada
           Attention:  Mr. Robert W. Haig, Secretary

           Telephone Number:  (416) 926-2702
           Telecopy Number:  (416) 324-1825

           and to

           Desjardins-Laurentian Life Group Inc.
           1, Complexe Desjardins
           Tour Sud, 21st Floor
           Montreal (Quebec) H5B 1E2
           Attention:  Mtre. Pierre Rousseau, Vice
                          President Corporate Affairs
                          and Assistant General Secretary

           Telephone Number:  (514) 285-3064
           Telecopy Number:  (514) 285-1765


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       with copies to:

           Desjardins Laurentian Financial
             Corporation
           1, Complexe Desjardins, 40th Floor
           P.O. Box 10500, Desjardins Station
           Montreal, Quebec H5B 1J1
           Canada
           Attention:  Mtre. Lise Bernier

           Telephone Number:  (514) 281-7081
           Telecopy Number:  (514) 281-7110

           and to

           Arnold & Porter
           399 Park Avenue
           New York, New York  10022-4690
           Attention:  John A. Willett, Esquire

           Telephone Number:  (212) 715-1000
           Telecopy Number:   (212) 715-1399

or to such other address as either party may have

furnished to the other in writing in accordance

herewith, except that notices of changes of address

shall only be effective upon receipt.

           8.6  Governing Law.  This Agreement shall be

governed by and construed in accordance with the laws of

the State of Delaware applicable to agreements made and

to be wholly performed in such State.

           8.7  Counterparts.  This Agreement may be

executed in several counterparts, each of which shall be

an original, but all of which together shall constitute

one and the same agreement.



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           8.8  Effect of Section Headings.  The section

headings herein are for convenience only and shall not

affect the construction hereof.



       IN WITNESS WHEREOF, the parties hereto have

caused this Agreement to be duly executed as of the day

and year first above written.



AMERICAN ANNUITY GROUP, INC.


By /s/ Jeffrey S. Tate
  Title: Senior Vice President


THE IMPERIAL LIFE ASSURANCE
  COMPANY OF CANADA


By /s/ Humberto Santos
  Title: Authorized Representative


By /s/ Guy Rivard
  Title: Authorized Representative


DESJARDINS-LAURENTIAN LIFE
  GROUP INC.



By /s/ Humberto Santos
  Title: Authorized Representative



By /s/ Guy Rivard
  Title: Authorized Representative